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                                                                       EXHIBIT 3

                                    FORM OF SEVERANCE AGREEMENT FOR GROUPS B & C

                              SEVERANCE AGREEMENT
                              -------------------


          This Severance Agreement (this "Agreement") is made as of ____________ __, 1997 by and between FIBREBOARD CORPORATION, a Delaware corporation (the "Company"), and _________________ ("Executive").

                                    RECITALS
                                    --------

          WHEREAS the Board of Directors of the Company has approved a new severance agreement to provide Executive with certain additional benefits and to conform the terms of such agreement to the current policy of the Company regarding an officer's entitlement to benefits upon the termination of his employment;

          NOW THEREFORE, the parties hereto agree as follows:

1.   Termination.
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     (a)  If (i) the Company terminates Executive's employment for any reason other than Permanent Total Disability or Cause, or (ii) Executive voluntarily terminates his employment under circumstances involving a Constructive Termination, Executive will be entitled to the following compensation:

               (1)  One year's Base Salary; and

               (2) An amount equal to the Target Level Bonus (as defined in Paragraph 8(g) below) for the fiscal year of termination; and

               (3) An amount equal to the Maximum Bonus for the fiscal year of termination, prorated for the period of Executive's actual employment during the fiscal year of termination;

     [provided, however, that if (i) or (ii) occur within 12 months following a
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     Change of Control, then both (1) and (2) above (but not (3)) shall be increased by 50%.]/1/


     (b) The compensation payable under subparagraphs 1(a)(1), (2) and (3) above shall be paid in a single lump sum within thirty (30) days following the last date of Executive's employment.

2.   Bonus Payment for Year Preceding Termination.  If Executive's employment is
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     terminated for any reason other than Cause prior to the date that the Board of

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/1/  Group B only.
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     Directors has determined to award bonuses for a prior fiscal year,
     Executive shall receive a bonus equal to the bonus he would have received if his employment had not been terminated.

3.   Termination due to Death or Disability.  If Executive's employment
     --------------------------------------
     terminates due to death or Permanent Total Disability, Executive shall be paid an amount equal to the Target Level Bonus for the fiscal year of termination, prorated for the period of Executive's actual employment during the fiscal year of termination. Executive shall not be entitled to any other benefits under this Agreement, but shall be entitled to any other benefits to which he is otherwise entitled under the terms of any employee benefit plans of the Company.

4.   Continuation of Insurance Benefits.  In the event Executive's employment
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     terminates under the circumstances described in paragraph 1(a) of this
     Agreement, the Company will continue Executive's participation and coverage for a period of one year [(18 months if the termination occured within 1 year following a Change of Control)]/2/ (the "Severance Period") from Executive's last day of employment with the Company under all the Company's life, medical, dental plans and other welfare benefit plans (but excluding the Company's disability plans) ("Insurance Benefits"), and all perquisites and fringe benefit plans and programs (other than the Company's Profit Sharing/401(K) Plan) (the perquisites and fringe benefits together being the "Fringe Benefits") in which Executive is participating immediately prior to such employment termination, under the same coverages and on the same terms as in effect immediately prior to termination; provided,
                                                               --------
     however, that if his continued participation is not possible under the
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     general terms and provisions of such plans and programs, the Company shall arrange to provide him with substantially similar benefits; provided,
                                                                 --------
     further, that if any other Company plan, arrangement or agreement provides
     -------
     for continuation of Insurance Benefits and Fringe Benefits then the Executive shall receive such coverage under such other plan, arrangement or agreement, and if the period of such coverage is shorter than the Severance Period, then the Executive shall receive pursuant to this section, such coverage for the remainder of the Severance Period.


5.   No Other Severance Benefits.  Other than any welfare benefits or relocation
     ---------------------------
     benefits provided under any other Company plan, program or arrangement, the foregoing severance benefits will be in lieu of all severance payments and benefits to which Executive might otherwise be entitled under the Company's general severance policy, if any.

6.   Term.  This Agreement shall be effective from the date hereof until the
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     second anniversary of a Change of Control.

7.   Attorneys' Fees.  The Company will pay the reasonable attorneys' fees of
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     Executive that were incurred by him in enforcing his rights under this
     Agreement if Executive

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/2/  Group B only.
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     subsequently obtains any benefits under this Agreement, whether by way of settlement or litigation.

8.   Certain Defined Terms.  As used herein, the following terms shall have the
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     following meanings:

     (a) "Base Salary" shall mean the greater of the annual salary paid to Executive as of the date of termination of his employment or the date of the Change of Control, as the case may be.

     (b)  "Cause" shall mean:

          (i)  conviction of any felony, or

          (ii) willful and continued failure to substantially perform his duties as an Executive of the Company (other than as a result of total or partial incapacity due to physical or mental illness (habitual drunkenness or abuse of drugs or controlled substances not being considered a physical or mental illness for purposes of this paragraph)) unless within 30 days after written notice has been provided to the Executive by the Board of Directors, the Executive cures the conduct which was the basis for such willful and continued failure.

     (c)  "Change of Control" shall mean:

          (i) the holders of the voting securities of the Company shall have approved a merger or consolidation of the Company with any other entity, unless the proposed merger or consolidation would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

          (ii) a plan of complete liquidation of the Company shall have been adopted or the holders of voting securities of the Company shall have approved an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or

          (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("1934 Act")) shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 15% or more of the combined voting power of the Company's then outstanding shares;

          (iv) during any period of two consecutive years, members who at the beginning of such period constituted the Board of Directors shall have ceased
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          for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company's stockholders, of each director shall have been approved by the vote of at least two-thirds of the directors then still in office and who were directors at the beginning of such period (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control context); or

          (v) the occurrence of any other change of control of a nature that would be required to be reported in accordance with Form 8-K pursuant to Sections 13 or 15(d) of the 1934 Act or in the Company's proxy statement in accordance with Schedule 14A of Regulation 14A promulgated under the 1934 Act, or in any successor forms or regulations to the same effect.

     (d) A "Constructive Termination" shall be deemed to have occurred if (i) Executive's Base Salary is reduced without his written consent, or (ii) Executive's annual compensation potential (consisting of Base Salary plus total annual bonus potential) is reduced without his written consent, or
     (iii) Executive is required by the Company without his written consent to relocate to a new place of business that is more than fifty miles from the Executive's place of employment prior to the Change of Control (or a substantial increase in the amount of required business travel), or (iv) there is a material adverse change in the Executive's duties or responsibilities in comparison to the duties or responsibilities which the Executive had prior to the Change of Control.

     (e) "Maximum Bonus" shall mean the maximum bonus that would have been payable to Executive under the Company's bonus plans for the fiscal year of termination assuming that Executive's employment had continued for the full year and the Executive, the Company or the applicable business unit, as the case may be, had satisfied all performance criteria to the greatest extent possible.

     (f) "Permanent Total Disability" shall mean: If at the end of any month Executive then is, and has been, for six (6) consecutive full calendar months then ending, or eighty (80) or more of the normal working days during the twelve (12) consecutive full calendar months then ending, unable to perform his duties in the normal and regular manner due to mental or physical illness or injury, Executive will be deemed to be in a state of Permanent Total Disability. Any determination of such inability to perform shall be made by the Executive's physician in good faith.

     (g) "Target Level Bonus" shall mean the bonus that would have been payable to Executive under the Company's Annual Cash Incentive Program for the fiscal year of termination assuming that Executive's employment had continued for the full year and the Company or the applicable business unit, as the case may be, had achieved the "Target" level of earnings for the year previously set by the Board of Directors under this Program.

     (h) For purposes of subparagraph 1(a)(3) of this Agreement, applicable bonus amounts shall be "prorated" for the period of Executive's actual employment during
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     the fiscal year of termination by multiplying the applicable bonus amount by a fraction, the numerator of which shall be the number of days of Executive's employment during such year and the denominator of which shall be 365.

9.   Modification and Waiver of Breach.  No waiver or modification of this
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     Agreement shall be binding unless it is in writing, signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a further breach, whether of a similar or dissimilar nature.

10.  Assignment.  This Agreement shall be binding upon and inure to the benefit
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     of any successors of the Company.  As used herein, "successors" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company.

11.  Notice.  Any written notice to be given hereunder to Executive may be
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     delivered to him personally or shall be deemed to have been given upon deposit thereof in the U.S. mail, certified mail, postage prepaid, addressed to Executive at the address as it shall appear on the records of the Company.

12.  Construction of Agreement.  This Agreement is made and entered into in the
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     State of Texas and shall be construed under the laws of Texas.

13.  Entire Agreement.  This Agreement constitutes the entire understanding
     ----------------
     between the parties with respect to Executive's severance pay in the event of a termination of Executive's employment with the Company, superseding all negotiations, prior discussions and preliminary agreements, written or oral, concerning said severance pay. This Agreement may not be amended except in writing by the parties hereto.

14.  Counterparts.  This Agreement may be executed in counterparts.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              FIBREBOARD CORPORATION


                              By
                                -----------------------
                              John D. Roach
                              Chairman, President and
                              Chief Executive Officer


                                -----------------------
                              Executive